Exhibit 99.1

News Release

Wabtec Reports Record Results For 2013; Issues 2014 Earnings Guidance Of About $3.45

WILMERDING, PA, February 19, 2014 – Wabtec Corporation (NYSE: WAB) today reported record results for 2013, including the following:

•	In the fourth quarter, earnings per diluted share were 76 cents, 13 percent higher than the year-ago quarter. The 2013 fourth quarter was impacted by after-tax expenses of 3 cents per diluted share, or $3.8 million pre-tax, primarily for restructuring actions.

•	Sales for the fourth quarter increased 12 percent to a record $682 million, driven by higher sales in both the Freight and Transit groups.

•	Income from operations in the fourth quarter was $111 million or 16.3% of sales, compared to $100 million or 16.5% of sales in the year-ago fourth quarter.

•	For the full year, Wabtec had sales of $2.57 billion, income from operations of $437 million or 17% of sales, and earnings per diluted share of $3.01, all records. For the full year, the company generated cash flow from operations of $236 million, or 9.1% of sales.

•	At year-end, the company had cash of $286 million and debt of $451 million.

•	In 2013, Wabtec repurchased 507,105 shares of its common stock for about $33 million. In the fourth quarter, its board approved a new $200 million share buyback authorization.

Also today, Wabtec issued 2014 guidance for earnings per diluted share of about $3.45, with revenues expected to increase about 15 percent. This guidance includes the company’s previously announced agreement to acquire Fandstan Electric Group, which is expected to close in the first quarter.

Albert J. Neupaver, Wabtec’s chairman and chief executive officer, said: “Our business performed well in 2013, and we are anticipating record results again this year. While we expect only modest growth in the global economy, ongoing investment in freight rail and passenger transit bodes well for the future. Through our diversified business model, balanced growth strategies and rigorous application of the Wabtec Performance System, we remain confident in Wabtec’s growth prospects.”

Wabtec (www.wabtec.com) is a global provider of technology-based products and services for rail and industrial markets. This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

			For the	For the
	Fourth	Fourth	Year	Year
	Quarter	Quarter	Ended	Ended
	2013	2012	2013	2012

Net sales	$681,482	$610,400	$2,566,392	$2,391,122
Cost of sales	(481,357)	(429,920)	(1,802,365)	(1,696,555)

Gross profit	200,125	180,480	764,027	694,567
Gross profit as a % of Net Sales	29.4%	29.6%	29.8%	29.0%

Selling, general and administrative expenses	(71,142)	(64,774)	(262,718)	(245,709)
Engineering expenses	(12,754)	(10,260)	(46,289)	(41,307)
Amortization expense	(5,011)	(4,984)	(17,710)	(15,272)

Total operating expenses	(88,907)	(80,018)	(326,717)	(302,288)
Operating expenses as a % of Net Sales	13.0%	13.1%	12.7%	12.6%

Income from operations	111,218	100,462	437,310	392,279
Income from operations as a % of Net Sales	16.3%	16.5%	17.0%	16.4%

Interest expense, net	(4,627)	(3,948)	(15,341)	(14,251)
Other income (expense), net	951	614	(882)	(670)

Income from operations before income taxes	107,542	97,128	421,087	377,358

Income tax expense	(33,501)	(32,363)	(128,852)	(125,626)

Effective tax rate	31.2%	33.3%	30.6%	33.3%

Net income attributable to Wabtec shareholders	$74,041	$64,765	$292,235	$251,732

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.77	$0.68	$3.05	$2.62

Diluted
Net income attributable to Wabtec shareholders	$0.76	$0.67	$3.01	$2.60

Weighted average shares outstanding
Basic	95,768	95,154	95,463	95,469

Diluted	97,142	96,682	96,832	96,742

Sales by Segment
Freight Group	$389,034	$342,258	$1,398,103	$1,501,911
Transit Group	292,448	268,142	$1,168,289	$889,211

Total	$681,482	$610,400	$2,566,392	$2,391,122